Exhibit 99.1

Civista Bancshares, Inc. Announces Second Quarter 2023 Financial Results

Sandusky, Ohio, July 28, 2023 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and six month periods ending June 30, 2023.

Second quarter and year-to-date 2023 highlights:

•	Net income of $10.0 million, or $0.64 per diluted share, for the second quarter of 2023, compared to $7.7 million, or $0.53 per diluted share, for the second quarter of 2022.

•	Net income of $22.9 million, or $1.45 per diluted share, compared to $16.2 million, or $1.10 per diluted share, for the six months ended June 30, 2023 and 2022, respectively.

•	Low cost of deposits of 107 basis points and total funding costs of 151 basis points for the quarter.

•	Based on the June 30, 2023 market close share price of $17.40, the $0.15 second quarter dividend is equivalent to an annualized yield of 3.45% and a dividend payout ratio of 23.44%.

“Our second quarter earnings were impacted by increased rate pressure on deposits and our decision to hold more of our newly originated leases on the balance sheet. Despite this, we continue to post strong profits and our earnings per share has increased 32 percent when compared to the same period a year ago”, said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month periods ended June 30, 2023 and 2022

Net interest income increased $7.1 million, or 29.1%, for the second quarter of 2023 compared to the same period of 2022. Interest income increased $17.3 million while interest expense increased $10.2 million. Both increases were driven by both increases in rates and increases in volumes.

Net interest margin increased 43 basis points to 3.86% for the second quarter of 2023, compared to 3.43% for the same period a year ago.

The increase in interest income was primarily due to a 164 basis point increase in asset yield, which led to $10.4 million of the increase in interest income. Additionally, a $392.4 million increase in average earning assets led to $6.9 million of the increase in interest income. The increase in volume can be attributed to both organic growth and to the acquisitions during 2022 of Comunibanc Corp (“Comunibanc”) and Vision Financial group (“VFG”).

Interest expense increased $10.2 million, or 567.9%, for the second quarter of 2023, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 171 basis points, while average interest-bearing liabilities increased $458.5 million. The increase in interest-bearing liabilities was primarily in brokered time deposits and short-term borrowings to fund growth. This shift in the funding mix, as well as rising rates, is driving the increase in the funding rate. Interest-bearing deposit costs have increased 140 basis points compared to a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended June 30,
	2023			2022
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans**	$2,593,286	$37,978	5.87%	$2,033,378	$21,851	4.31%
Taxable securities ***	370,002	2,984	2.93%	297,256	1,775	2.23%
Non-taxable securities ***	288,513	2,319	3.79%	259,096	1,882	3.52%
Interest-bearing deposits in other banks	6,937	54	3.12%	276,632	556	0.81%

Total interest-earning assets ***	$3,258,738	$43,335	5.31%	$2,866,362	$26,064	3.67%

Noninterest-earning assets:
Cash and due from financial institutions	47,560			44,538
Premises and equipment, net	61,220			22,264
Accrued interest receivable	11,191			7,993
Intangible assets	135,669			84,167
Bank owned life insurance	53,878			46,966
Other assets	60,253			46,608
Less allowance for loan losses	(34,668)			(27,174)

Total Assets	$3,593,841			$3,091,724

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,364,648	$1,546	0.45%	$1,401,351	$247	0.07%
Time	548,307	5,988	4.38%	228,733	463	0.81%
Short-term FHLB borrowings	242,395	3,113	5.15%	75,000	193	1.03%
Long-term FHLB borrowings	3,107	17	2.19%	—	—	0.00%
Other borrowings	13,018	132	4.07%	—	—	0.00%
Subordinated debentures	103,854	1,198	4.62%	103,714	890	3.44%
Repurchase agreements	13,234	2	0.06%	21,291	3	0.06%

Total interest-bearing liabilities	$2,288,563	$11,996	2.10%	$1,830,089	$1,796	0.39%

Noninterest-bearing deposits	904,757			894,887
Other liabilities	52,874			53,476
Shareholders’ equity	347,647			313,272

Total Liabilities and Shareholders’ Equity	$3,593,841			$3,091,724

Net interest income and interest rate spread		$31,339	3.22%		$24,268	3.28%

Net interest margin ***			3.86%			3.43%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $617 thousand and $501 thousand for the periods ended June 30, 2023 and 2022, respectively.

** -	Average balance includes nonaccrual loans
*** -

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $60.4 million and $34.3 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

For the six-month periods ended June 30, 2023 and 2022

Net interest income increased $16.7 million, or 35.5%, compared to the same period in 2022.

Interest income increased $34.1 million, or 67.3%, for the six months of 2023. Average earning assets increased $394.8 million, resulting in an increase in interest income of $14.2 million. Average yields increased 162 basis points, resulting in an increase in interest income of $19.9 million. The increase in volume can be attributed to both organic growth and to the acquisitions during 2022 of Comunibanc and VFG.

Interest expense increased $17.4 million, or 493.0%, for the six months of 2023 compared to the same period of 2022. Average rates increased 149 basis points compared to 2022, resulting in $8.9 million of the increase in interest expense. Average interest-bearing liabilities increased $419.1 million, resulting in $8.5 million of the increase in interest expense.

Net interest margin increased 59 basis points to 3.99% for the six months of 2023, compared to 3.40% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Six Months Ended June 30,
	2023			2022
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans **	$2,571,020	$74,376	5.83%	$2,020,254	$42,889	4.28%
Taxable securities ***	372,413	5,818	2.85%	305,827	3,495	2.21%
Non-taxable securities ***	284,845	4,581	3.80%	259,976	3,671	3.59%
Interest-bearing deposits in other banks	7,166	99	2.79%	254,562	675	0.53%

Total interest-earning assets ***	$3,235,444	$84,874	5.27%	$2,840,619	$50,730	3.65%

Noninterest-earning assets:
Cash and due from financial institutions	44,584			133,452
Premises and equipment, net	62,002			22,292
Accrued interest receivable	10,924			7,577
Intangible assets	135,625			84,270
Bank owned life insurance	53,754			46,847
Other assets	60,478			41,838
Less allowance for loan losses	(32,555)			(26,976)

Total Assets	$3,570,256			$3,149,919

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,374,305	$2,629	0.39%	$1,392,411	$481	0.07%
Time	429,016	8,137	3.82%	234,640	934	0.80%
Short-term FHLB borrowings	306,952	7,370	4.84%	178	—	0.00%
Long-term FHLB borrowings	3,274	37	2.28%	75,000	383	1.03%
Other borrowings	13,918	390	5.66%	—	—	0.00%
Subordinated debentures	103,834	2,367	4.60%	103,713	1,726	3.36%
Repurchase agreements	17,008	4	0.05%	23,249	6	0.05%

Total interest-bearing liabilities	$2,248,307	$20,934	1.88%	$1,829,191	$3,530	0.39%

Noninterest-bearing deposits	926,929			914,163
Other liabilities	50,599			76,372
Shareholders’ equity	344,421			330,193

Total Liabilities and Shareholders’ Equity	$3,570,256			$3,149,919

Net interest income and interest rate spread		$63,940	3.39%		$47,200	3.26%

Net interest margin ***			3.99%			3.40%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $1.2 million and $977 thousand for the periods ended June 30, 2023 and 2022, respectively.

** -	Average balance includes nonaccrual loans
*** -

2023 and 2022 average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $61.8 million and $13.4 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for credit losses for the second quarter of 2023 was $861 thousand compared to $400 thousand for the second quarter of 2022, primarily related to loan and lease growth.

On January 1, 2023, Civista adopted CECL, which resulted in an adjustment to the reserve of approximately $4.3 million. For the six months ended June 30, 2023, provision for credit losses was $1.5 million, compared to $700 thousand for the same period of 2022. The reserve ratio increased to 1.33% as of June 30, 2023 from 1.12% at December 31, 2022.

The adoption of CECL also resulted in an additional $3.4 million reserve for unfunded commitments, which is reflected as a liability in the consolidated financial statements. Provision for unfunded commitments for the second quarter of 2023 was $264 thousand and $465 thousand for the six months ended June 30, 2023. There was no provision for unfunded commitments during the first six months of 2022.

For the second quarter of 2023, noninterest income totaled $9.1 million, an increase of $3.5 million, or 62.4%, compared to the prior year’s second quarter.

Noninterest income

(unaudited - dollars in thousands)

	Three months ended June 30,
	2023	2022	$change	% change
Service charges	$1,831	$1,540	$291	18.9%
Net gain on sale of securities	—	6	(6)	-100.0%
Net gain/(loss) on equity securities	(170)	39	(209)	-535.9%
Net gain on sale of loans	615	573	42	7.3%
ATM/Interchange fees	1,450	1,355	95	7.0%
Wealth management fees	1,180	1,228	(48)	-3.9%
Lease revenue and residual income	2,201	—	2,201	0.0%
Bank owned life insurance	311	233	78	33.5%
Tax refund processing fees	475	475	—	0.0%
Other	1,256	186	1,070	575.3%

Total noninterest income	$9,149	$5,635	$3,514	62.4%

Service charges increased due to a $169 thousand, split between increases on personal and business deposit accounts. Overdraft fees also increased by $122 thousand.

Net gain/loss on equity securities change was the result of a market valuation adjustment.

Lease revenue and residual income increased $2.2 million due to the acquisition of VFG during 2022.

Other income increased as result of a $553 thousand increase related to the timing of claims at our risk management subsidiary, $354 thousand of interim rent at VFG, and $116 thousand increase in swap fee income.

For the six months ended June 30, 2023, noninterest income totaled $20.2 million, a decrease of $6.9 million, or 52.3%, compared to the same period in the prior year.

Noninterest income

(unaudited - dollars in thousands)

	Six months ended June 30,
	2023	2022	$change	% change
Service charges	$3,604	$3,119	$485	15.5%
Net gain on sale of securities	—	6	(6)	-100.0%
Net gain/(loss) on equity securities	(238)	89	(327)	-367.4%
Net gain on sale of loans	1,246	1,509	(263)	-17.4%
ATM/Interchange fees	2,803	2,596	207	8.0%
Wealth management fees	2,373	2,505	(132)	-5.3%
Lease revenue and residual income	4,247	—	4,247	0.0%
Bank owned life insurance	564	477	87	18.2%
Tax refund processing fees	2,375	2,375	—	0.0%
Other	3,243	602	2,641	438.7%

Total noninterest income	$20,217	$13,278	$6,939	52.3%

Service charges increased due to a $273 thousand, split between increases on personal and business deposit accounts. Overdraft fees also increased by $212 thousand.

Net gain/loss on equity securities change was the result of a market valuation adjustment.

Net gain on sale of loans decreased primarily due to a decrease in volume of loans sold.

Lease revenue and residual income increased $4.20 million due to the acquisition of VFG during 2022.

Other income increased as result of a $1.5 million fee collected associated with the renewal of the company’s contract with MasterCard. Other income also increased as result of a $361 thousand increase related to the timing of claims at our risk management subsidiary, $581 thousand in interim rent at VFG, and $177 thousand increase in swap fee income.

For the second quarter of 2023, noninterest expense totaled $27.9 million, an increase of $7.5 million, or 37.0%, compared to the prior year’s second quarter.

Noninterest expense

(unaudited - dollars in thousands)

	Three months ended June 30,
	2023	2022	$change	% change
Compensation expense	$14,978	$11,947	$3,031	25.4%
Net occupancy and equipment	4,135	1,588	2,547	160.4%
Contracted data processing	559	433	126	29.1%
Taxes and assessments	1,183	823	360	43.7%
Professional services	1,239	1,209	30	2.5%
Amortization of intangible assets	399	217	182	83.9%
ATM/Interchange expense	615	542	73	13.5%
Marketing	540	380	160	42.1%
Software maintenance expense	1,059	790	269	34.1%
Other	3,206	2,450	756	30.9%

Total noninterest expense	$27,913	$20,379	$7,534	37.0%

Compensation expense increased primarily due to $2.3 million of salaries related to the acquisition of Comunibanc and VFG. The quarter-to-date average full time equivalent (FTE) employees were 532 at June 30, 2023, an increase of 80 FTEs over the same period in 2022. Annual merit increases, employee insurance and other payroll related expenses also increased.

The increase in occupancy and equipment expense is primarily due to a $2.0 million increase in equipment depreciation related to the acquisition of VFG. Additionally, equipment expense increased related to the acquisition of Comunibanc.

Contracted data processing fees increased due to an increase in monthly process fees.

Taxes and assessments increased due to an increase in the FDIC assessment rate charged.

The increase in amortization expense is due to $188 thousand related to the core deposit intangible associated with the acquisition of Comunibanc.

Marketing expense increased due to a general increase in marketing and increase marketing efforts in newly acquired markets related to the Comunibanc and VFG acquisitions.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The increase in other operating expense is primarily due to a $264 thousand provision for credit losses on unfunded commitments. Travel & entertainment, donations, bad check loss and education & training all increased as well.

The efficiency ratio was 67.9% for the quarter ended June 30, 2023, compared to 67.0% for the quarter ended June 30, 2022. The change in the efficiency ratio is primarily due to an increase in noninterest expense, partially offset by an increase in net interest income.

Civista’s effective income tax rate for the second quarter 2023 was 14.3% compared to 15.6% in 2022.

For the six months ended June 30, 2023, noninterest expense totaled $55.5 million, an increase of $14.9 million, or 36.7%, compared to the same period in the prior year.

Noninterest expense

(unaudited - dollars in thousands)

	Six months ended June 30,
	2023	2022	$change	% change
Compensation expense	$30,083	$24,170	$5,913	24.5%
Net occupancy and equipment	8,255	3,233	5,022	155.3%
Contracted data processing	1,079	1,053	26	2.5%
Taxes and assessments	1,957	1,617	340	21.0%
Professional services	2,794	2,258	536	23.7%
Amortization of intangible assets	797	434	363	83.6%
ATM/Interchange expense	1,195	1,055	140	13.3%
Marketing	1,045	697	348	49.9%
Software maintenance expense	1,937	1,498	439	29.3%
Other	6,404	4,622	1,782	38.6%

Total noninterest expense	$55,546	$40,637	$14,909	36.7%

Compensation expense increased primarily due to $4.4 million of salaries related to the acquisition of Comunibanc and VFG. The year-to-date average full time equivalent (FTE) employees were 532 at June 30, 2023, an increase of 84 FTEs over the same period in 2022. Employee insurance and other payroll related expenses also increased.

The increase in occupancy and equipment expense is primarily due to a $4.1 million increase in equipment depreciation related to the acquisition of VFG. Additionally, Equipment expense increased related to the acquisition of Comunibanc.

Professional services primarily increased due to advisory fees for the company’s MasterCard contract of $400 thousand. Recruiter fees also increased $169 thousand.

The increase in amortization expense is due to $377 thousand related to the core deposit intangible associated with the acquisition of Comunibanc.

Marketing expense increased due to a general increase in marketing and increase marketing efforts in newly acquired markets related to the Comunibanc and VFG acquisitions.

The increase in software maintenance expense is due to both increases in software maintenance contracts as well as the implementation of the new digital banking platform.

The increase in other operating expense is primarily due to a $465 thousand provision for credit losses on unfunded commitments. Business promotion, travel & entertainment, donations, bad check loss and education & training all increased as well.

The efficiency ratio was 65.1% for the six months ended June 30, 2023 compared to 66.1% for the six months ended June 30, 2022. The change in the efficiency ratio is primarily due to an increase in noninterest expense, partially offset by an increase in net interest income.

Civista’s effective income tax rate was 15.5% for the six months of both 2023 and 2022.

Balance Sheet

Total assets increased $78.2 million, or 2.2%, from December 31, 2022 to June 30, 2023, primarily due to growth in the loan portfolio.

End of period loan and lease balances

(unaudited - dollars in thousands)

	June 30,	December 31,
	2023	2022	$ Change	% Change
Commercial and Agriculture	$292,091	$278,595	$13,496	4.8%
Commercial Real Estate:
Owner Occupied	367,797	371,147	(3,350)	-0.9%
Non-owner Occupied	1,063,263	1,018,736	44,527	4.4%
Residential Real Estate	589,066	552,781	36,285	6.6%
Real Estate Construction	234,261	243,127	(8,866)	-3.6%
Farm Real Estate	24,123	24,708	(585)	-2.4%
Lease financing receivable	46,553	36,797	9,756	26.5%
Consumer and Other	19,126	20,775	(1,649)	-7.9%

Total Loans	$2,636,280	$2,546,666	$89,614	3.5%

Loan and lease balances increased $89.6 million, or 3.5% since December 31, 2022. Commercial revolving lines of credit balances continue to be less than forty percent advanced. Commercial growth is attributable to increased leasing production. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category, especially in the multi-family area in the major Ohio metropolitan areas. Real Estate Construction diminished slightly with the caveat that undrawn construction availability continues to be near all-time highs. Residential Real Estate has grown with new production in our Community Reinvestment Act (“CRA”) product, more home construction loans, and more ARM products in this higher rate environment.

Deposits

Total deposits increased $322.8 million, or 12.3%, from December 31, 2022 to June 30, 2023.

End of period deposit balances

(unaudited - dollars in thousands)

	June 30,	December 31,
	2023	2022	$ Change	% Change
Noninterest-bearing demand	$1,002,461	$896,333	$106,128	11.8%
Interest-bearing demand	503,726	527,879	(24,153)	-4.6%
Savings and money market	854,231	876,427	(22,196)	-2.5%
Time deposits	582,356	319,345	263,011	82.4%

Total Deposits	$2,942,774	$2,619,984	$322,790	12.3%

The increase in noninterest-bearing demand of $106.1 million was primarily due to a $179.3 million increase in balances related to the tax refund processing program, which is a seasonal increase. This seasonal increase was partially offset by a $59.9 million decrease in noninterest-bearing business accounts and $26.4 million noninterest-bearing personal accounts. The $24.1 million decrease in interest-bearing demand deposits was spread across personal, business, and public fund accounts. The decrease in savings and money market was primarily due to a $39.7 million decrease in statement savings, a $26.4 million decrease in personal money markets, partially offset by a $40.0 million increase in brokered money market accounts. The increase in time certificates was primarily due to a $202.5 million increase in brokered time deposits. Jumbo time certificates also increased $44.2 million.

FHLB overnight advances totaled $142.0 million on June 30, 2023, down from $393.7 million on December 31, 2022. FHLB term advances totaled $2.9 million on June 30, 2023, down from $3.6 million on December 31, 2022.

Stock Repurchase Program

So far in 2023, Civista has not repurchased any shares, leaving the entire $13.5 million of the current repurchase authorization remaining. The current repurchase plan will expire in May 2024. In January, Civista liquidated 5,620 shares held by employees, at $21.52 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity increased $15.0 million from December 31, 2022 to June 30, 2023, primarily due to a $12.3 million increase in retained earnings and a decrease in accumulated other comprehensive loss of $2.3 million.

Asset Quality

Civista recorded net losses of $36 thousand for the six months of 2023 compared to net recoveries of $94 thousand for the same period of 2022. The allowance for credit losses to loans ratio was 1.33% at June 30, 2023 and 1.12% at December 31, 2022.

Allowance for Credit Losses

(dollars in thousands)

	June 30,	June 30,
	2023	2022
Beginning of period	$28,511	$26,641
CECL adoption adjustments	5,193	—
Charge-offs	(189)	(90)
Recoveries	153	184
Provision	1,481	700

End of period	$35,149	$27,435

Allowance for Unfunded Commitments

(dollars in thousands)

	June 30,	June 30,
	2023	2022
Beginning of period	$—	$—
CECL adoption adjustments	3,386
Charge-offs	—	—
Recoveries	—	—
Provision	465	—

End of period	$3,851	$—

Non-performing assets at June 30, 2023 were $10.7 million, a 1.4% decrease from December 31, 2022. The non-performing assets to assets ratio was 0.30% at June 30, 2023 and 0.31% at December 31, 2022. The allowance for credit losses to non-performing loans increased from 261.45% at December 31, 2022 to 327.05% at June 30, 2023.

Non-performing Assets

(dollars in thousands)

	June 30,	December 31,
	2023	2022
Non-accrual loans	$7,972	$7,890
Restructured loans	2,775	3,015

Total non-performing loans	10,747	10,905
Other Real Estate Owned	—	—

Total non-performing assets	$10,747	$10,905

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the second quarter of 2023 at 1:00 p.m. ET on Friday, July 28, 2023. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. second quarter 2023 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $3.6 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Bank also offers commercial equipment leasing services for businesses nationwide through its subsidiary, Vision Financial Group, Inc., centered in Pittsburgh, Pennsylvania. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Interest income	$43,335	$26,064	$84,874	$50,730
Interest expense	11,996	1,796	20,934	3,530

Net interest income	31,339	24,268	63,940	47,200
Provision for credit losses	861	400	1,481	700

Net interest income after provision	30,478	23,868	62,459	46,500
Noninterest income	9,149	5,635	20,217	13,278
Noninterest expense	27,913	20,379	55,546	40,637

Income before taxes	11,714	9,124	27,130	19,141
Income tax expense	1,680	1,423	4,208	2,974

Net income	10,034	7,701	22,922	16,167

Dividends paid per common share	$0.15	$0.14	$0.29	$0.28

Earnings per common share
Basic
Net income	$10,034	$7,701	$22,922	$16,167

Less allocation of earnings and dividends to participating securities	374	39	831	71

Net income available to common shareholders - basic	$9,660	$7,662	$22,091	$16,096

Weighted average common shares outstanding	15,775,812	14,615,154	15,754,072	14,761,363
Less average participating securities	588,715	74,286	570,897	65,146

Weighted average number of shares outstanding used to calculate basic earnings per share	15,187,097	14,540,868	15,183,175	14,696,217

Earnings per common share
Basic	$0.64	$0.53	$1.45	$1.10
Diluted	0.64	0.53	1.45	1.10

Selected financial ratios:
Return on average assets	1.12%	1.00%	1.29%	1.04%
Return on average equity	11.58%	9.86%	13.42%	9.87%
Dividend payout ratio	23.58%	26.57%	19.93%	25.57%
Net interest margin (tax equivalent)	3.86%	3.43%	3.99%	3.40%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2023	2022
	(unaudited)	(unaudited)
Cash and due from financial institutions	$41,354	$43,361
Investment in time deposits	1,719	1,477
Investment securities	619,250	617,592
Loans held for sale	3,014	683
Loans	2,636,280	2,546,666
Less: allowance for credit losses	(35,149)	(28,511)

Net loans	2,601,131	2,518,155
Other securities	28,449	33,585
Premises and equipment, net	60,899	64,018
Goodwill and other intangibles	135,406	133,528
Bank owned life insurance	53,787	53,543
Other assets	70,971	71,888

Total assets	$3,615,980	$3,537,830

Total deposits	$2,942,774	$2,619,984
Federal Home Loan Bank advances - short term	142,000	393,700
Federal Home Loan Bank advances - long term	2,859	3,578
Securities sold under agreements to repurchase	6,788	25,143
Subordinated debentures	103,880	103,799
Other borrowings	12,568	15,516
Securities purchased payable	—	1,338
Tax refunds in process	7,208	278
Accrued expenses and other liabilities	48,027	39,658
Total shareholders’ equity	349,876	334,836

Total liabilities and shareholders’ equity	$3,615,980	$3,537,830

Shares outstanding at period end	15,780,227	15,728,234

Book value per share	$22.17	$21.29
Equity to asset ratio	9.68%	9.46%

Selected asset quality ratios:
Allowance for loan losses to total loans	1.33%	1.12%
Non-performing assets to total assets	0.30%	0.31%
Allowance for loan losses to non-performing loans	327.05%	261.45%

Non-performing asset analysis
Nonaccrual loans	$7,972	$7,890
Restructured loans	2,775	3,015
Other real estate owned	—	—

Total	$10,747	$10,905

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Assets
Cash and due from banks	$41,354	$52,723	$43,361	$40,914	$233,281
Investment in time deposits	1,719	1,721	1,477	1,479	1,236
Investment securities	619,250	629,829	617,592	604,074	531,978
Loans held for sale	3,014	1,465	683	3,491	4,167
Loans	2,636,280	2,580,066	2,546,666	2,328,614	2,064,221
Allowance for credit losses	(35,149)	(34,196)	(28,511)	(27,773)	(27,435)

Net Loans	2,601,131	2,545,870	2,518,155	2,300,841	2,036,786
Other securities	28,449	35,383	33,585	18,578	18,511
Premises and equipment, net	60,899	61,895	64,018	30,168	24,151
Goodwill and other intangibles	135,406	135,808	136,454	113,206	84,021
Bank owned life insurance	53,787	53,796	53,543	53,291	47,118
Other assets	70,971	66,068	68,962	75,677	57,850

Total Assets	$3,615,980	$3,584,558	$3,537,830	$3,241,719	$3,039,099

Liabilities
Total deposits	$2,942,774	$2,843,516	$2,619,984	$2,708,253	$2,455,502
Federal Home Loan Bank advances - short term	142,000	212,000	393,700	55,000	—
Federal Home Loan Bank advances - long term	2,859	3,361	3,578	6,723	75,000
Securities sold under agreement to repurchase	6,788	15,631	25,143	20,155	17,479
Subordinated debentures	103,880	103,841	103,799	103,778	103,737
Other borrowings	12,568	13,938	15,516	—	—
Securities purchased payable	—	—	1,338	2,611	15,025
Tax refunds in process	7,208	5,752	278	2,709	39,448
Accrued expenses and other liabilities	48,027	38,822	39,658	39,888	30,846

Total liabilities	3,266,104	3,236,861	3,202,994	2,939,117	2,737,037

Shareholders’ Equity
Common shares	310,784	310,412	310,182	299,515	278,240
Retained earnings	168,777	161,110	156,493	146,546	137,592
Treasury shares	(73,915)	(73,915)	(73,794)	(73,641)	(67,528)
Accumulated other comprehensive loss	(55,770)	(49,910)	(58,045)	(69,818)	(46,242)

Total shareholders’ equity	349,876	347,697	334,836	302,602	302,062

Total Liabilities and Shareholders’ Equity	$3,615,980	$3,584,558	$3,537,830	$3,241,719	$3,039,099

Quarterly Average Balances
Assets:
Earning assets	$3,258,738	$3,211,902	$3,099,501	$3,002,256	$2,866,362
Securities	658,515	655,987	630,127	622,924	556,352
Loans	2,593,286	2,548,518	2,458,980	2,289,588	2,033,378
Liabilities and Shareholders’ Equity
Total deposits	$2,817,712	$2,654,356	$2,649,755	$2,719,014	$2,524,971
Interest-bearing deposits	$1,912,955	1,692,470	1,710,019	1,738,015	1,630,084
Other interest-bearing liabilities	375,608	515,122	407,710	155,077	200,005
Total shareholders’ equity	347,647	341,159	299,509	305,134	313,272

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total interest and dividend income	$43,335	$41,539	$37,990	$32,533	$26,064
Total interest expense	11,996	8,938	5,425	2,094	1,796

Net interest income	31,339	32,601	32,565	30,439	24,268
Provision for loan losses	861	620	752	300	400
Noninterest income	9,149	11,068	10,064	5,734	5,635
Noninterest expense	27,913	27,633	27,301	22,555	20,379

Income before taxes	11,714	15,416	14,576	13,318	9,124
Income tax expense	1,680	2,528	2,428	2,206	1,423

Net income	$10,034	$12,888	$12,148	$11,112	$7,701

Per share data
Earnings per common share
Basic
Net income	$10,034	$12,888	$12,148	$11,112	$7,701
Less allocation of earnings and dividends to participating securities	374	453	432	52	39

Net income available to common shareholders - basic	$9,660	$12,435	$11,716	$11,060	$7,662

Weighted average common shares outstanding	15,775,812	15,732,092	15,717,439	15,394,898	14,615,154
Less average participating securities	588,715	552,882	559,596	71,604	74,286

Weighted average number of shares outstanding used to calculate basic earnings per share	15,187,097	15,179,210	15,157,843	15,323,294	14,540,868

Earnings per common share
Basic	$0.64	$0.82	$0.77	$0.72	$0.53
Diluted	0.64	0.82	0.77	0.72	0.53

Common shares dividend paid	$2,367	$2,201	$2,202	$2,042	$2,091

Dividends paid per common share	0.15	0.14	0.14	0.14	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Allowance for credit losses:
Beginning of period	$34,196	$28,511	$27,773	$27,435	$27,033
CECL adoption adjustments	—	5,193	—	—	—
Charge-offs	(14)	(175)	(58)	(74)	(60)
Recoveries	106	47	44	112	62
Provision	861	620	752	300	400

End of period	$35,149	$34,196	$28,511	$27,773	$27,435

Allowance for unfunded commitments:
Beginning of period	$3,587	$—	$—	$—	$—
CECL adoption adjustments	—	3,386	—	—	—
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provision	264	201	—	—	—

End of period	$3,851	$3,587	$—	$—	$—

Ratios
Allowance to total loans	1.33%	1.33%	1.12%	1.19%	1.33%
Allowance to nonperforming assets	327.05%	345.91%	261.45%	476.24%	572.78%
Allowance to nonperforming loans	327.05%	345.82%	261.45%	476.24%	572.78%

Nonperforming assets
Nonperforming loans	$10,747	$9,860	$10,905	$5,832	$4,790
Other real estate owned	—	26	—	—	—

Total nonperforming assets	$10,747	$9,886	$10,905	$5,832	$4,790

Capital and liquidity
Tier 1 leverage ratio	8.86%	8.63%	8.92%	9.32%	9.87%
Tier 1 risk-based capital ratio	10.93%	10.80%	10.78%	11.62%	13.63%
Total risk-based capital ratio	14.83%	14.73%	14.52%	15.62%	18.24%
Tangible common equity ratio (1)	6.16%	6.14%	5.83%	6.05%	7.38%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$349,876	$347,697	$334,835	$302,602	$302,062
Less: Goodwill and intangible assets	135,406	135,808	136,454	113,206	84,021

Tangible common equity (Non-GAAP)	$214,470	$211,889	$198,381	$189,396	$218,041

Total Shares Outstanding	15,780,227	15,732,092	15,728,234	15,235,545	14,537,433

Tangible book value per share	$13.59	$13.47	$12.61	$12.43	$15.00

Tangible Assets
Total Assets - GAAP	$3,615,980	$3,587,118	$3,537,830	$3,241,719	$3,039,099
Less: Goodwill and intangible assets	135,406	135,808	136,454	113,206	84,021

Tangible assets (Non-GAAP)	$3,480,574	$3,451,310	$3,401,376	$3,128,513	$2,955,078

Tangible common equity to tangible assets	6.16%	6.14%	5.83%	6.05%	7.38%